EXHIBIT 10.3
------------


                         LHO MISSION BAY HOTEL, L.P.

                      AGREEMENT OF LIMITED PARTNERSHIP


      This Agreement of Limited Partnership is entered into as of the 1st day of June, 1998, by and between LASALLE HOTEL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as the General Partner (the "General Partner"), and WESTGROUP SAN DIEGO ASSOCIATES, LTD, a California limited partnership, as the Limited Partner (the "Limited Partner"); (the General Partner and Limited Partner are sometimes herein collectively referred to as the "Partners").

      WHEREAS, the Limited Partner has agreed to provide its expertise and advice with respect to the San Diego Paradise Point Resort (f/k/a the San Diego Princess Resort) in San Diego, California (the "Hotel"), including, without limitation, with respect to strategic planning, renovation and repositioning of the Hotel; and

      WHEREAS, in consideration thereof, the Partners desire to form a limited partnership pursuant to the terms hereof for the purpose of owning the Hotel;

      NOW, THEREFORE, the Partners hereby agree as follows:


                                  ARTICLE I

                      FORMATION OF LIMITED PARTNERSHIP

      SECTION 1.1 FORMATION OF PARTNERSHIP AND BUSINESS PURPOSES. The General Partner and the Limited Partner hereby form the Partnership pursuant to the California Revised Uniform Limited Partnership Act for the sole purpose of owning and operating the Hotel, and to do all things incident thereto.

      SECTION 1.2 NAME AND LOCATION. The name of the Partnership is LHO MISSION BAY HOTEL, L.P. The registered office for service of process in the State of California and the principal office of the Partnership shall be at the Hotel. The Partnership may also maintain an office at such other places as the General Partner may determine.

      SECTION 1.3 AGENT FOR SERVICE OF PROCESS. Process may be served upon the General Partner at the Partnership's principal office.

      SECTION 1.4 TERM OF THE PARTNERSHIP. The Partnership shall continue in existence until December 31, 2096, unless sooner terminated as hereinafter set forth in Article IX.

      SECTION 1.5 NAME AND ADDRESS OF PARTNER; PERCENTAGE INTERESTS. The names and addresses of the Partners and their respective Percentage Interests are specified in Exhibit A, attached hereto.




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                                 ARTICLE II
                                 DEFINITIONS

      As used herein, the following definitions have the meanings ascribed:

      SECTION 2.1 "AFFILIATE". "Affiliate" of a Partner shall mean (i) any corporation, partnership, trust or other entity controlling, controlled by or under common control with a Partner; and (ii) any officer, director, trustee or holder of 10% or more of the outstanding voting securities of a Partner or of any corporation, partnership, trust or other entity controlling, controlled by or under common control with a Partner.

      SECTION 2.2 "BANKRUPTCY OR INSOLVENCY". "Bankruptcy or Insolvency" shall be deemed to have occurred with respect to any Partner if such Partner shall file in any court pursuant to any statute of the United States or of any state a petition in bankruptcy or insolvency, or shall file for reorganization or for the appointment of a receiver or a trustee of all or a material portion of such Partner's property, or if any such Partner shall make an assignment for the benefit of creditors, admit in writing its inability to pay its debts as they fall due or seek, consent to or acquiesce in the appointment of a trustee, receiver or liquidator of any material portion of its property. If there shall be filed against any Partner in any court pursuant to any statute of the United States or of any state, a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of such Partner's property, and within sixty days after the commencement of any such proceeding, such petition shall not have been dismissed, then such Partner against whom such petition has been filed shall be bankrupt or insolvent for purposes of this Agreement. In addition, if the whole or any portion of the interest of any Partner in the Partnership is subject to levy or attachment, and such levy or attachment is not released or discharged within sixty days, such Partner shall be deemed bankrupt or insolvent for purposes of this Agreement.

      SECTION 2.3 "CAPITAL ACCOUNT". "Capital Account" shall mean the account maintained for each Partner in accordance with tax accounting principles, which account (i) is increased by the amount of cash and the fair market value of property contributed to the Partnership as shown on the books of the Partnership upon such contribution (net of liabilities assumed by the Partnership and liabilities to which such contributed property is subject) by such Partner and such Partner's share of Partnership Profits (including income exempt from tax), and (ii) is decreased by the amount of cash and the fair market value of property distributed to such Partner as shown on the books of the Partnership (net of liabilities assumed by such Partner and liabilities to which such distributed property is subject) and such Partner's share of Partnership Losses.

      SECTION 2.4 "CAPITAL CONTRIBUTIONS". "Capital Contributions" shall mean in the case of each Partner, any cash contributed to the capital of the Partnership by such Partner, including any Initial Capital
Contributions and any Additional Contributions.

      SECTION 2.5 "CAPITAL CONTRIBUTION ACCOUNT". "Capital Contribution Account" shall mean each Partner's total Capital Contributions, as adjusted by Section 3.2.

      SECTION 2.6 "DISSOLUTION OR TERMINATION". "Dissolution or Termination" shall be deemed to have occurred (i) in the case of a corporate Partner upon the earlier of the adoption of a plan of liquidation by such Partner or the effective date of dissolution in accordance with applicable statutory law and (ii) in the case of a partnership Partner, upon the date of dissolution or termination of such partnership in accordance with the provisions of the governing partnership agreement or applicable statutory law.



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      SECTION 2.7 "INTEREST". "Interest" shall mean the entire ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.

      SECTION 2.8 "NET CASH FLOW". "Net Cash Flow" shall mean, with respect to any fiscal period, all cash revenue and funds received by the Partnership from operations or rent loss insurance (excluding funds received as capital contributions and funds received from the sale or refinancing of the Hotel) in such period, less the sum of the following (to the extent not made from funds received as capital contributions): (i) all interest and principal amortization paid to lenders in such period, (ii) all cash expenditures (including capital expenditures) made by or on behalf of the Partnership in such period, and (iii) cash reserves deemed appropriate by the General Partner.

      SECTION 2.9 "NET OPERATING INCOME". "Net Operating Income" shall mean the Rent (as defined in the lease agreement between the Partnership and the Limited Partner for the Hotel) less all expenses for which the Partnership is responsible pursuant to the terms of such lease agreement which are directly attributable to the operation, repair and/or maintenance of the Hotel, including, without limitation, real estate taxes, ground lease payments, insurance premiums, capital leases and capital repairs.

      SECTION 2.10 "NET SALE AND REFINANCING PROCEEDS". "Net Sale and Refinancing Proceeds" shall mean all cash proceeds received by the Partnership from the sale or refinancing of the Hotel and all insurance and condemnation proceeds (excluding rent loss insurance), less the sum of the following: (i) the principal amount of any loans repaid in connection with such sale or refinancing, (ii) all costs incurred in the sale or refinancing of the Hotel, including the transfer fee payable to the City of San Diego, financing fees, mortgage taxes, transfer taxes, title insurance premiums, attorneys' fees and other costs typically paid by borrowers or sellers of similar properties in the San Diego metropolitan region, (iii) any fee paid to terminate any lease of the Hotel, (iv) a market brokerage fee for the sale of the Hotel, regardless of whether a fee is actually paid, and (v) cash reserves deemed appropriate by the General Partner.

      SECTION 2.11 "PARTNERSHIP". "Partnership" means the limited partnership formed hereunder pursuant to the Revised Uniform Limited Partnership Act of the State of California.

      SECTION 2.12 "PARTNERSHIP PROPERTY". "Partnership Property" shall mean all the property, real and personal, at any time owned by the Partnership.

      SECTION 2.13 "PERCENTAGE INTERESTS". "Percentage Interests" shall mean the interest of a Partner as set forth in Exhibit A, as such percentage interest may be adjusted pursuant to Section 3.2 below.

      SECTION 2.14 "PROFITS" OR "LOSSES". "Profits" or "Losses" shall mean the profits or losses of the Partnership for Federal income tax purposes including, without limitation, each item of Partnership income, gain, loss or deduction.


                                 ARTICLE III
                                   CAPITAL

      SECTION 3.1 CONTRIBUTIONS OF GENERAL PARTNER AND LIMITED PARTNER. The General Partner and Limited Partner have contributed to the capital of the Partnership the amounts set forth in Exhibit A (the "Initial Capital Contributions").



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      SECTION 3.2 ADDITIONAL CAPITAL CONTRIBUTIONS. No Partner shall be obligated to make any additional capital contribution ("Additional Capital Contributions") to the Partnership. If a Partner (the "Non Contributing Partner") fails to make the full amount of its pro rata share of any Additional Capital Contributions, however, the Partners (each, a "Contributing Partner") who have made all of their prorata share of any Additional Capital Contributions in connection with the outstanding call may, but shall not be required to:

            (i) make all or part of the Additional Capital Contribution (for its own Capital Account and Capital Contribution Account) which the Non-Contributing Partner has elected not to make and cause the Capital Account and Capital Contribution Account of the Non-Contributing Partner to be reduced (in addition to the adjustments that shall automatically occur by virtue of such Contributions) by twenty-five percent (25%) of the Additional Capital Contributions funded by such Contributing Partner on behalf of such Non-Contributing Partner. The corresponding Capital Account and Capital Contribution Account of each Contributing Partner shall be increased (in addition to the adjustments that shall automatically occur by virtue of such Contributions) in the amount that the corresponding Capital Account and Capital Contribution Account of the Non-Contributing Partner is so reduced or a prorata share of such amount if there is more than one Contributing Partner. There shall be corresponding adjustments in the Percentage Contribution Accounts;

            or

            (ii) make a loan to the Non-Contributing Partner (the proceeds of which shall be paid to the Partnership as a contribution by the Non-Contributing Partner) for all or part of the amount of the Additional Capital Contribution the Non-Contributing Partner elected not to make and have such loan secured by the security interest in the Non-Contributing Partner's Partnership interest granted pursuant to this Agreement (or pro-rata portion thereof in the event there is more than one Contributing Partner). The Partnership, in such circumstances, shall use the first distributions otherwise payable or distributable to such Non-Contributing Partner hereunder to repay any such borrowings. Such loan shall be non-recourse and shall have an interest rate equal to two percent (2%) over the corporate base rate of Citibank, N.A. in effect from time to time.

      To the extent more than one Partner wishes either to contribute or to loan funds in the amount not contributed by a Non-Contributing Partner in accordance with this Section, each Partner may lend or contribute funds pro rata in proportion to its Percentage Interest; provided however, no such Partner will be permitted to contribute capital or make a loan pursuant to this Section hereof unless it has already contributed the full amount of its Additional Capital Contribution called for at such time. In the event the Partners are unwilling to contribute or lend funds to the Partnership in the total amount not so contributed by the Non-Contributing Partner, the General Partner may obtain capital contributions from non-partners (in which case such persons shall become limited partners in the Partnership) or obtain loans from non-partners, in either case on the same basis as the Partners may make contributions or loans as provided above.

                                 ARTICLE IV
                                DISTRIBUTIONS

      SECTION 4.1 DISTRIBUTIONS OF NET CASH FLOW. The Net Cash Flow of the Partnership for each calendar year shall be distributed at such times and in such amounts as determined by the General Partner in its sole discretion in the following order and priority:

            (a) First, to the General Partner until the General Partner has received a cumulative return equal to fifteen percent (15%) per annum on the total capital contributions which have been made by the General Partner and which would have been made by the General Partner to the Partnership assuming the Partnership had no debt; and

            (b) Second, 95.1% to the General Partner and 4.9% to the Limited Partner.

      SECTION 4.2 DISTRIBUTIONS OF NET SALE AND REFINANCING PROCEEDS. Any Net Sale and Refinancing Proceeds of the Partnership shall be distributed at such times and in such amounts as determined by the General Partner in its sole discretion in the following order and priority:

            (a) First, to the Limited Partner until the Limited Partner has received a return of its Initial Capital Contribution;

            (b) Second, to the General Partner until the General Partner has received a fifteen percent (15%) internal rate of return on the total capital contributions which have been made by the General Partner and which would have been made by the General Partner to the Partnership assuming the Partnership had no debt; and

            (c) Third, eighty-five percent (85%) to the General Partner and fifteen percent (15%) to the Limited Partner.


                                  ARTICLE V
                 ALLOCATION OF PROFITS OR LOSSES AND CREDITS

      SECTION 5.1 PROFITS OR LOSSES OR CREDITS FROM OPERATIONS. The Profits and Losses and tax credits of the Partnership shall be allocated to the Partners in the same proportion as Net Cash Flow and Net Sale and Refinancing Proceeds are distributed for the year in question; provided that if there are no distributions of Net Cash Flow or Net Sale and Refinancing Proceeds, all Profits and Losses and tax credits shall be allocated solely to the General Partner. All Profits or Losses and tax credits from the Partnership for a fiscal year allocable with respect to any Interests which may have been assigned during such fiscal year shall be allocated between the assignor and assignee based upon the number of days in the year that each was recognized (pursuant to Section 8.2) as the owner of the Interest, without regard to results of the operations of the Partnership during such fiscal year and without regard to whether cash distributions were made to the assignor or assignee.


                                 ARTICLE VI
                            CONDUCT OF OPERATIONS

      SECTION 6.1 MANAGEMENT. The General Partner shall have full and exclusive management and control of the business of the Partnership. The General Partner shall devote such time to the business of the Partnership as it deems necessary. In addition to other rights and powers, the General Partner is expressly authorized to (a) employ, engage or contract with entities, including its Affiliates, in the operation and management of the Partnership; (b) borrow money for Partnership purposes; (c) purchase, sell, pledge, hypothecate and mortgage Partnership property; (d) cause the Partnership to take any actions which the General Partner deems appropriate as the owner of the Hotel; and (e) make calls to the Partners for Additional Capital Contributions.

      SECTION 6.2 ACCOUNTING AND TAX MATTERS. The General Partner shall keep proper and usual books and records pertaining to the Partnership's business in accordance with generally accepted accounting principles. The books and records and all files of the Partnership shall be kept at its principal office. The General Partner shall prepare and furnish to the Limited Partner promptly after the close of each fiscal year an unaudited statement, certified by the General Partner, showing the operations of the Partnership for such fiscal year, including a balance sheet and statement of income or loss and changes in financial position for such fiscal year, the balance of the Limited Partner's capital account, the unpaid balance due under all obligations of the Partnership and all other information reasonably requested by any partner. The Limited Partner, and the authorized agents thereof, shall have the right at all reasonable times to audit, examine and make copies or extracts from the Partnership books of account. Federal, state and local income tax returns of the Partnership shall be prepared and timely filed by the General Partner. Copies of the tax returns shall be furnished to the Limited Partner prior to filing thereof. The General Partner is hereby designated the tax matters partner of the Partnership.

      SECTION 6.3 OTHER PERMISSIBLE ACTIVITIES. Neither the General Partner nor the Limited Partner are prevented hereby from engaging in other activities for profit whether similar to the purpose of the Partnership or otherwise and whether or not competitive with the business of the Partnership.


                                 ARTICLE VII
                RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNER

      SECTION 7.1 LIMITED LIABILITY. The Limited Partner shall not be personally liable for any of the debts of the Partnership or any of the losses thereof beyond the amount contributed or contracted to be contributed by the Limited Partner to the capital of the Partnership.

      SECTION 7.2 MANAGEMENT RESPONSIBILITY. The Limited Partner, as such, shall not take part in the management of the business or transact any business for the Partnership, nor shall the Limited Partner have the right to approve or disapprove any actions taken by the Partnership.

      SECTION 7.3 NO AUTHORITY TO ACT. The Limited Partner shall not have the power to act on behalf of or bind the Partnership.

      SECTION 7.4 SINGLE-PURPOSE ENTITY. The Limited Partner shall at all times remain a single-purpose entity whose sole asset shall be its interest in the Partnership. In no event shall the Limited Partner incur any liabilities or debts without the prior written consent of the General Partner.

      SECTION 7.5 AMENDMENTS TO PARTNERSHIP AGREEMENT. Amendments to the Partnership Agreement, including the admission of new partners to the Partnership, shall be approved solely by the General Partner, provided that no amendment which materially adversely affects the Limited Partner shall be adopted without the written approval of the Limited Partner.


                                ARTICLE VIII
                   TRANSFERABILITY OF PARTNERS' INTERESTS

      SECTION 8.1 TRANSFERABILITY OF GENERAL PARTNER'S INTEREST. The General Partner may sell, transfer, assign, pledge or otherwise alienate its Interest in the Partnership without the prior written consent of the Limited Partner.

      SECTION 8.2 TRANSFERABILITY OF LIMITED PARTNER'S INTEREST. The Limited Partner may not sell, transfer, assign, pledge or otherwise alienate the whole or any portion of its Interest in the Partnership without the prior written consent of the General Partner; provided, however, the General Partner shall not unreasonably withhold its consent to any assignment or transfer of the Limited Partner's interest in the Partnership to an Affiliate of the Limited Partner. No transferee of all or any part of the Limited Partner's interest in the Partnership shall become a substituted Limited Partner unless the transferee consents in writing, in a form prepared by or reasonably satisfactory to the General Partner, to be bound by the terms and conditions of this Agreement in the place and stead of the transferor Limited Partner.

      SECTION 8.3 OPTIONS TO PURCHASE AND SELL THE LIMITED PARTNERSHIP INTEREST. At any time during the sixth (6th) year following the acquisition of the Hotel by the Partnership, the Limited Partner can elect to put its Interest in the Partnership to the General Partner provided the Limited Partner gives the General Partner notice of such election (the "Put Notice") at least thirty (30) days prior to the date on which it has elected to put its interest. The price at which the Limited Partner puts its Interest in the Partnership to the General Partner (the "Put Price") will equal the amount the Limited Partner would have received if the Hotel was sold and the proceeds distributed in accordance with the terms of this Agreement, including Sections 2.9 and 4.2, calculated as if there was no debt on the Project; and the Put Price shall be paid on the date the Limited Partner puts its Interest to the General Partner. For purposes of this Section, the Hotel shall be deemed to have been sold for a price equal to ten (10) times the Net Operating Income from the Hotel for the twelve
(12) months immediately preceding the put. The Net Operating Income shall be determined after adjustment for any operating and fixed costs for the Hotel and after deduction of four percent (4%) of revenue for addition to the FF&E reserve, whether or not any money is actually deposited into the FF&E reserve; and the sales price shall be determined after deduction for costs typically incurred in the sale of similar properties as set forth in
Section 2.9 above. In determining the Put Price, however, no credit shall be given for any reserves being held by the Partnership, including any capital expenditure reserves.

      The General Partner shall have the right to acquire the Interest of the Limited Partner in the Partnership either (a) within sixty (60) days after the lease for the Hotel being entered into concurrently herewith between the Partnership and the Limited Partner's Affiliate is terminated, or (b) at any time during the period from six and one-half (6-1/2) years following the purchase of the Hotel by the Partnership until the end of the tenth (10th) year following the purchase of the Hotel by the Partnership if the Limited Partner does not exercise the foregoing right to put its Interest to the General Partner by the end of the sixth (6th) year set forth above; provided, however, the General Partner shall give the Limited Partner notice of such election (the "Call Notice") at least thirty (30) days prior to the date on which it has elected to purchase such Interest. The price for the purchase of the Limited Partner's Interest (the "Call Price") shall be calculated using the same formula for calculating the Put Price and shall be paid on the date the General Partner acquires the Limited Partner's Interest.

      The Put Price or the Call Price, as the case may be, shall, at the General Partner's election, be made either in cash or in limited partnership units in the General Partner ("OP Units"). If the General Partner elects to make the payment in OP Units, the Limited Partner shall receive the number of OP Units, rounded to the nearest whole, equal to the Put Price or the Call Price, as the case may be, divided by the average closing price for shares in LaSalle Hotel Properties on the New York Stock Exchange on the first fifteen trading days of the thirty (30) day period immediately preceding the payment. The Limited Partner shall have the right to convert the OP Units into shares of LaSalle Hotel Properties (the "LHO Shares") on the terms set forth in the General Partner's Partnership Agreement. The Limited Partner shall also have the right to have the LHO Shares registered on the terms set forth in the Registration Rights Agreement attached hereto Exhibit A. Notwithstanding the foregoing, the General Partner shall be required to pay the Put Price or the Call Price in cash, and not in OP Units, if, at the time the Put Notice or Call Notice is given, either (a) LHO Shares are not trading on the New York Stock Exchange, (b) there are any restrictions (other than general securities laws restrictions) on the trading of LHO Shares or (c) any bankruptcy, insolvency or similar action has been filed by or against LaSalle Hotel Properties and, in the case of any such action filed against LaSalle Hotel Properties, such action is not dismissed within sixty (60) days of the filing thereof.


                                 ARTICLE IX
                         DISSOLUTION AND LIQUIDATION

      SECTION 9.1 DISSOLUTION. The Partnership shall be dissolved upon the occurrence of any of the following events:

            (a)   The expiration of the term of the Partnership;

            (b) The withdrawal, Bankruptcy or Insolvency, or Dissolution or Termination, of the General Partner, if no substituted General Partner is elected by the Limited Partner; or

            (c)   The sale of the Hotel by the Partnership.

      SECTION 9.2 WINDING UP AND LIQUIDATION OF THE PARTNERSHIP. Upon the dissolution of the Partnership, the General Partner, or if it is not available, a liquidator selected by the Limited Partner, shall proceed to wind up the Partnership business. The General Partner or such liquidator, as the case may be, shall apply the Partnership assets, after payment of Partnership debts and liabilities, and the creation of such reserves as the liquidator deems appropriate, to the Partners in accordance with Article IV.


                                  ARTICLE X
                          MISCELLANEOUS PROVISIONS

      SECTION 10.1 NOTICES. Any notices or communications hereunder shall be sent by mail to the Partners at their addresses set forth in Exhibit A, as amended from time to time. Notices shall be considered given, and any applicable time shall run, from the date such notice is mailed.

      SECTION 10.2 APPLICABLE LAW. Notwithstanding the place where this Agreement may be executed by any party, all the terms and provisions of this Agreement and the validity hereof shall be interpreted under the laws of the State of California.

      SECTION 10.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all the Partners had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

      SECTION 10.4 EFFECT OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of each of the parties, their heirs, devisees, personal representatives, successors and assigns.

      IN WITNESS WHEREOF, this Agreement is executed and sworn to by the parties whose signatures appear below.


                                    GENERAL PARTNER:

                                    LASALLE HOTEL OPERATING
                                    PARTNERSHIP, L.P., a Delaware
                                    limited partnership

                                    By:    LaSalle Hotel Properties, its
                                           general partner


                                           By    /s/ Michael D. Barnello
                                           Its Chief Operating Officer



                                    LIMITED PARTNER:

                                    WESTGROUP SAN DIEGO ASSOCIATES,
                                    LTD.,a California limited
                                    partnership

                                    By:    Westgroup Partners, Inc., its
                                           general partner



                                           By    /s/ PHILIP BROWN
                                                 Its Vice President

                                  EXHIBIT A
                                  ---------



                                    Capital                  Percentage
Name and Address                    Contribution             Interest
----------------                    ------------             ----------

General Partner:

LASALLE HOTEL OPERATING             $73,000,000                95.1%
 PARTNERSHIP, L.P.
200 East Randolph Drive
Chicago, Illinois 60601

Limited Partner:

WESTGROUP SAN DIEGO ASSOCIATES,     $10,000                     4.9%
 LTD.
600 Stewart Street
Suite 300
Seattle, Washington 98101